NEWS
RELEASE
Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES 2009 CAPITAL EXPENDITURE BUDGET AND AMENDMENT TO REVOLVING CREDIT FACILITY

HOUSTON, TEXAS, February 17, 2009 (PR Newswire) – Geokinetics Inc. (NYSE Alternext: GOK) announced today that its Board of Directors has approved a capital expenditure budget for 2009 of $37.3 million, which is a reduction of over 50% from capital expenditures in 2008. The Company expects investments in 2009 to be targeted toward maintenance and selective additions of vessels and other equipment to improve the efficiency of the Company’s shallow water operations, support equipment for long-term projects in South America and West Africa and the continued implementation of new information technology systems.

In addition, the Company’s Board of Directors approved a $12.7 million investment in an interest in data that the Company will retain in conjunction with a data acquisition survey that will be completed by the Company. The data will be acquired in the United States and co-owned by the Company and its customer. The Company expects that license revenues already committed will be sufficient to cover the Company’s share of cash costs for data acquisition.

The Company also amended its existing $70 million revolving credit facility with PNC Bank on February 11, 2009.  Among other things, the amended agreement increases the Company’s borrowing base that can come from eligible fixed assets to $55.0 million, up from the original $45.0 million and deferred any reductions to this new amount until June 30, 2009, at which time, the amount of the borrowing base that can come from eligible fixed assets will be reduced by $0.9 million per month until maturity. Once started, the reduction will affect only the amount of the borrowing base that can come from eligible fixed assets and will not reduce the overall amount of the revolver.  Based on the current borrowing base calculation, the Company has immediate access to the maximum availability of $70.0 million.  As of December 31, 2008, outstanding borrowings on the revolver were $44.0 million of principal and $2.3 million in letters of credit. The revolving credit facility matures in May 2012.

GEOKINETICS INC. (NYSE Alternext: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

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Richard Miles, President and Chief Executive Officer, said: “In today’s challenging financial environment, it is more important than ever that companies align their spending patterns with client demand.  In light of reduced spending by many exploration and production companies combined with lower commodity prices, we have decided to reduce our investments in capital expenditures in 2009. The reduced capital budget reaffirms our commitment to financial discipline and strategic growth.  It strengthens our ability to remain well-capitalized and positions us for increased opportunities as consumer demand increases.  Our worldwide backlog is very strong and we remain committed to maintaining and strengthening our leadership position in shallow water data acquisition and will continue to make prudent investments in upgrades to our international crews where it improves productivity or enhances our competitive advantage.  In addition, we are excited by our joint-investment in data that we will acquire and we are encouraged to partner with our client for future data sales.  We expect this endeavor to utilize two crews in the United States for the majority of this year.”

Scott McCurdy, Vice President and Chief Financial Officer, said: “Amending our credit facility with PNC increases our financial flexibility and strengthens our financial position during these uncertain times.  We appreciate the support of PNC and the confidence of our bank group in our business plan and strategy going forward.”

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic data acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward- looking statements.  These statements include but are not limited to statements about our 2009 capital expenditure budget, the business outlook for the year, backlog and future jobs, business strategy, related financial performance and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations,  reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

GEOKINETICS INC. (NYSE Alternext: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

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Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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GEOKINETICS INC. (NYSE Alternext: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX